EXHIBIT 99.1



FOR IMMEDIATE RELEASE


          FIRST ADVANTAGE CORPORATION ANNOUNCES DEPARTURE OF PRESIDENT

ST. PETERSBURG, Fla., June 10, 2003--First Advantage Corporation (Nasdaq: FADV) a leading national provider of enterprise and consumer screening solutions, today announced the departure of Brent Cohen, president.

First Advantage was created by last week's completed merger of The First American Corporation's Screening Technologies division with US SEARCH.com.

 "Although we've been unable to come to an agreement on employment terms with Brent Cohen, we thank him for his service to US SEARCH.com and his support of the merger and formation of First Advantage. We wish him well in his future endeavors," said John Long, First Advantage Chief Executive Officer.

Cohen had been identified in earlier pre-merger documents as the new company's president and was previously president and CEO of US SEARCH.com.

Long said the company will make a decision on the vacant position within the next several weeks.



About First Advantage Corporation
First Advantage Corporation (Nasdaq: FADV) provides best-in-class single-source solutions for enterprise and consumer screening and risk mitigation needs, incorporating state-of-the-art technology, proprietary systems and data resources. Created by the merger of The First American Corporation's Screening Technologies division with US SEARCH.com, First Advantage is a leading national provider in the screening industry, ranking among the top three companies in nearly all of its business lines. The company offers multiple products and services including employment background screening, drug-free workplace programs, physical exams and other occupational health testing, resident screening services, motor vehicle records and consumer location services. Headquartered in St. Petersburg, Fla., with major offices in Los Angeles, Concord and Sacramento, Calif.; Milwaukee; Bethesda and Rockville, Md.; Denver; and Bangalore, India, the company has nearly 1,000 employees. Further information about the company is available at www.FADV.com.